UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event
reported): December 21, 2015

Emerson Electric Co.
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(Exact Name of Registrant as Specified in Charter)

Missouri --------------------------------- (State or Other Jurisdiction of Incorporation)	1-278 ------------------- (Commission File Number)	43-0259330 --------------------------- (I.R.S. Employer Identification Number)

8000 West Florissant Avenue St. Louis, Missouri ------------------------------------------------ (Address of Principal Executive Offices)	63136 ------------------ (Zip Code)

Registrant’s telephone number, including area code:

(314) 553-2000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

The following information is furnished pursuant to Regulation FD.

Emerson 3-Month Orders Growth
(Percentage change versus prior year; trailing 3-month averages, excluding acquisitions and divestitures, including currency translation)

	September '15	October '15	November '15
Process Management	-20	-20 to -15	-15 to -10
Industrial Automation	-20 to -15	-20 to -15	-20 to -15
Network Power	-15 to -10	-20 to -15	-15 to -10
Climate Technologies	-15 to -10	-15 to -10	-15 to -10
Commercial & Residential Solutions	-5 to 0	-10 to -5	-5 to 0
Total Emerson	-20 to -15	-15	-15 to -10

November 2015 Orders Comments

Trailing three-month orders decreased 13 percent as monthly orders continue to reflect low oil prices, reduced levels of industrial capital spending, demand weakness in emerging markets, and strength of the U.S. dollar, which deducted 3 percentage points through currency translation. Underlying orders were down 10 percent reflecting slow market conditions in all segments, consistent with the range of underlying orders over the prior 8 months. The Network Power, Climate Technologies and Commercial & Residential Solutions segments reflected positive underlying orders growth in the individual month of November. The trailing three-month trends support the Company's first and second quarter sales guidance provided on the November earnings call. The Company continues to expect first quarter underlying sales to be down approximately 10 percent versus the prior year, excluding unfavorable currency of approximately 4 percent and an impact from divestitures of approximately 3 percent. Reported sales for the first quarter are expected to decrease approximately 17 percent. Reported earnings per share for the first quarter are expected to be approximately $0.50. Underlying sales for the second quarter are expected to be down approximately 5 to 6 percent versus the prior year, excluding unfavorable currency and an impact from divestitures of approximately 2 percent each. Reported sales for the second quarter are expected to decrease approximately 9 to 10 percent.

Process Management order trends continue to reflect the impact of low oil prices, as well as unfavorable currency translation, which deducted 1 percentage point. Underlying orders were mixed with improving conditions in Europe more than offset by decreases in all other regions. Downstream investment, particularly in power, continues to provide support. End-markets outside of oil and gas, such as life sciences, are also providing opportunities for growth.

Industrial Automation orders were down, reflecting continued weakness in industrial spending, upstream oil and gas markets and Europe. Underlying orders were down as slight growth in the drives business, from positive trends in wind power, and modest growth in the materials joining business were more than offset by decreases in all other businesses. Currency translation deducted 6 percentage points.

Network Power orders decreased as underlying global demand for data center infrastructure and telecommunications investment was mixed. Comparisons to the prior year were also difficult as the second phase of a large data center project in Sweden was booked in October of 2014. Orders reflect significant growth in Latin America which was more than offset by decreases in other regions. Increasing levels of data center spend have contributed to improving conditions in North America and Asia, specifically China. Recent stability in segment end-markets has resulted in improving levels of business activity. Currency translation deducted 5 percentage points.

Climate Technologies orders were down as orders growth was affected by difficult comparisons in U.S. air conditioning due to the regulatory driven customer inventory pre-build in the prior year. The pull forward of approximately 1.2 million units will continue to affect trailing three-month average orders through December, with positive comparisons in the average not expected until January. Underlying growth in Europe was strong while Asia was down but with slightly improving conditions in November. Currency translation deducted 3 percentage points.

Commercial & Residential Solutions orders decreased moderately. Underlying growth in wet/dry vacuums and food waste disposers was more than offset by decreases in the professional tools and storage businesses. Currency translation deducted 1 percentage point.

Upcoming Investor Events

On Tuesday, February 2, 2016, Emerson will report first quarter 2016 results. Management will discuss the results during a conference call at 2:00 p.m. ET the same day. Access to a live webcast of the discussion will be available at www.emerson.com/financial at the time of the call. A replay of the conference call will remain available for approximately three months.

On Wednesday, February 10, and Thursday, February 11, 2016, Emerson will host its annual investor conference in Austin, Texas. The conference will begin on Wednesday with facility tours starting at 2:00 p.m. CT followed by a dinner at 5:30 p.m. CT, and will continue on Thursday morning with Company presentations from 8:00 a.m. CT to approximately 1:00 p.m. CT. Access to a live webcast of the presentations will be available at www.emerson.com/financial at the time of the event. A replay of the conference will remain available for approximately three months.

Forward-Looking and Cautionary Statements

Statements in this Current Report on Form 8-K that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include Emerson's ability to successfully complete on the terms and conditions contemplated, and the financial impact of, its strategic portfolio repositioning actions, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON ELECTRIC CO. (Registrant)

Date:	December 21, 2015	By:	/s/ John G. Shively
John G. Shively Vice President and Assistant Secretary